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                                         Contact:    James F. Leary
                                                     Vice Chairman, Finance
                                                     Search Capital Group, Inc.
                                                     (214) 965-6000


FOR IMMEDIATE RELEASE: May 1, 1997

       SEARCH CAPITAL ANNOUNCES $35 MILLION SUBORDINATED DEBT OFFERING
        SEARCH CAPITAL SIGNS LETTER OF INTENT WITH LEHMAN BROTHERS FOR
                    $100 MILLION WAREHOUSE LINE OF CREDIT


DALLAS, Texas -- Search Capital Group, Inc. (NASDAQ: SCGI) announced today that it has signed a letter of intent with an affiliate of Lehman Brothers Holdings Inc. pursuant to which Lehman would provide a $100 million, two year revolving warehouse line of credit facility to Search. The letter of intent is subject to certain conditions including, among other things, negotiation and execution of mutually acceptable definitive facility documents and completion of due diligence.

         George C. Evans, Chairman and CEO of Search, said "This facility with Lehman will provide diversification in our long-term financing needs to implement our strategic growth plan."

         As part of its compensation for providing the facility, Lehman will receive common stock and warrants to purchase additional shares of common stock upon the closing of the facility.

         Search Capital Group, Inc. is a specialized financial services company engaged in the purchasing, financing and servicing of non-prime automobile installment loans. Search also has non-auto consumer finance operations. Search common shares and 9%/7% convertible preferred shares are traded on the NASDAQ National Market under the symbols "SCGI" and "SCGIP", respectively.


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